Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORBES ENERGY SERVICES LLC

(A Delaware Limited Liability Company)

Dated as of January 1, 2008

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORBES ENERGY SERVICES LLC

This LIMITED LIABILITY COMPANY AGREEMENT, dated as of January 1, 2008 (as amended from time to time, this “Agreement”), is adopted by each of the individuals and/or entities identified in Exhibit A, as Members of Forbes Energy Services LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company has been organized as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware Act”) by virtue of the filing of the Certificate of Formation of the Company in the office of the Secretary of State of the State of Delaware; and

WHEREAS, the parties hereto desire to adopt this Company Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Members and the Managers in connection therewith;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

GENERAL

SECTION 1.1 Formation. The Company has been organized as a limited liability company under the Delaware Limited Liability Company Act by virtue of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware. Upon the adoption of this Agreement, the rights of the Members in connection with regulation and management of the Company shall be as provided for in this Agreement and, except as otherwise expressly provided herein, the Delaware Limited Liability Company Act.

SECTION 1.2 Name. The name of the Company shall be “Forbes Energy Services LLC.” The business of the Company shall be conducted under the name “Forbes Energy Services LLC” or such other name or names as the Board of Directors shall determine from time to time.

SECTION 1.3 Period of Duration. The Company’s existence commenced on the date upon which the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware, and the period of duration of the Company shall be perpetual, unless it is earlier dissolved in accordance with the provisions of this Agreement.

SECTION 1.4 Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware shall be 615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901 until such time as the Company shall change its registered office in accordance with the provisions of the Delaware Limited Liability Company Act. The registered agent of the Company shall be Capital Services, Inc. until such time as the Company shall change its registered agent in accordance with the Delaware Limited Liability Company Act. The registered office or registered agent of the Company may be changed from time to time by resolution of the Board of Directors.

SECTION 1.5 Principal Office. The principal office of the Company in the United States shall be located at 3000 South Business Highway 281, Alice, Texas 78332 or such other place as the Board of Directors shall determine from time to time.

SECTION 1.6 Qualification in Other Jurisdictions. The Board of Directors shall cause the Company to be qualified, formed or registered under limited liability company acts, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which the Board of Directors determines in its sole discretion that such qualification, formation or registration is necessary or appropriate. Any officer of the Company designated by the Board of Directors shall have the authority to execute, deliver and file such certificates and other instruments (and any amendments or restatements thereof) as are necessary for the Company to be qualified, formed or registered under limited liability company acts, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business.

ARTICLE II

PURPOSES AND POWERS

SECTION 2.1 Purposes. The Company has been organized for the following purposes:

(a) Providing oilfield services activities; and

(b) Conducting any and all other lawful business for which a limited liability company may be formed under the Delaware Limited Liability Company Act.

SECTION 2.2 Powers. The Company shall have all such powers as are necessary or appropriate to carry out the purposes of the Company, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Limited Liability Company Act in any state, territory, district or possession of the United States or in any foreign country;

(b) to acquire (by purchase, lease, contribution of property or otherwise), own, hold, operate, maintain, improve, lease, sell, convey, mortgage, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c) to enter into, perform and carry out contracts and leases (including, but not limited to, contracts and leases with any Member, Manager or officer of the Company or any Affiliate thereof) necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(d) to extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any contracts or leases entered into by the Company;

(e) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other securities or obligations of or interests in domestic or foreign corporations, associations, general or limited partnerships, trusts or limited liability companies;

(f) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the real and personal property of the Company;

(g) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

(h) to sue, complain and defend, and participate in administrative or other proceedings, in the name of the Company or otherwise, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company;

(i) to appoint employees and agents of the Company, and define their duties and fix their compensation;

(j) to indemnify any Person in accordance with and subject to applicable law and to obtain any and all types of insurance; and

(k) to take all such other actions and to make, execute, acknowledge and file any and all documents or instruments related to the exercise of any of the foregoing powers or otherwise necessary, convenient or incidental to the accomplishment of the purposes of the Company.

ARTICLE III

MEMBERS

SECTION 3.1 Admission of Members.

(a) Each Person identified in Exhibit A as an Original Member either has previously been admitted to the Company as a Member or shall be admitted to the Company as a Member upon the adoption of this Agreement and the making by such Person of his Capital Contribution provided for in Section 4.1(a) (which shall be deemed to be the date stated in records of the Company when each such Person becomes a Member for purposes of Section 18-301 of the Delaware Limited Liability Company Act).

(b) Any Person (other than an existing Member) to whom Units of any class or series are issued by the Company after the date hereof pursuant to this Agreement shall be admitted to the Company as an Additional Member upon compliance with the applicable requirements set forth in Section 4.4(b).

(c) Any Person to whom Units of any class or series are Transferred in accordance with the terms and conditions of this Agreement shall be admitted to the Company as an Additional Member upon compliance with the applicable requirements set forth in Section 4.5.

SECTION 3.2 No Liability for Company Obligations. Without limiting the generality of Section 11.1, no Member shall be liable for the debts, liabilities and obligations of the Company, including any debts, liabilities and obligations under a judgment, decree or order of a court.

SECTION 3.3 Outside Activities.

Neither the Members nor any of their Affiliates, shareholders, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. The Members and each of their Affiliates, shareholders, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company. Neither the Members nor any of their Affiliates, shareholders, partners, members, directors, managers, officers or employees shall be obligated by virtue of this Agreement to present any particular business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken, pursued or developed by the Company, and such Person shall have the right to take, pursue and develop any such opportunity for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to present or recommend it to any third party. Neither the Company nor any other Member shall have any rights or claims by virtue of this Agreement or the relationships created hereby in any activities or business ventures of any Member or its Affiliates, shareholders, partners, members, directors, managers, officers and employees (it being expressly understood and agreed that any and all such rights and claims are hereby irrevocably waived by each Member on its behalf and on behalf of the Company).

SECTION 3.4 No Resignation or Withdrawal by Members. Except in connection with a Transfer of all of its Interest in accordance with the terms and conditions set forth in this Agreement or as otherwise agreed to in writing by the Members, no Member shall be entitled to resign or withdraw from the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS;

INTERESTS; AUTHORIZED SECURITIES

SECTION 4.1 Capital Contributions.

(a) Concurrently with a Person’s admission to the Company as a Member in accordance herewith (whether such Person is admitted as an Original Member or as an Additional Member), such Person shall make or cause to be made (or in the case of Transferee Members, shall be credited with having made) the Capital Contribution set forth opposite his name (under the column “Original Capital Contribution”) in Exhibit A. Capital Contributions made in cash shall be paid to the Company (i) by certified or official bank check or personal checks, or (ii) by wire transfer to such account as shall be designated in writing by the Company. Non-cash Capital Contributions shall be made in such form, on such terms, and shall be attributed such value, as shall be determined by the Board of Directors in its sole discretion.

(b) A Transferee Member, upon admission to the Company as a Member in accordance herewith, shall be credited with the applicable Capital Contributions of his transferor based on the number of Units transferred.

SECTION 4.2 Nature of Interests. An Interest is personal property. A Member has no rights in respect of or interest in specific property of the Company.

SECTION 4.3 Authorized Classes of Interests.

(a) The Interests in the Company shall consist of a single class of interests, Class A Units, unless and until the Board of Directors elects to create one or more additional classes of interest in accordance herewith.

(b) The rights, powers, preferences, limitations and restrictions of the Class A Units shall be as set forth in this Agreement.

SECTION 4.4 Issuance of Units and Other Securities.

(a) As of the date hereof, provided that the Company shall have received from each Original Member his Original Capital Contribution in accordance with Section 4.1(a), the Company shall issue to each Original Member the number of Units set forth opposite his name (under the column “Original Capital Contribution”) in Exhibit A.

(b) At such time and from time to time after the date hereof as determined by the Board of Directors in its sole discretion, the Company may issue additional Class A Units in order to raise capital for operations, to redeem or retire any indebtedness, or for any other lawful purpose. The additional Units may be issued either to existing Members or to any other Persons who upon admission to the Company in accordance herewith shall become Members. There shall be no limit on the number of Units that may be so issued. The Company may assume liabilities in connection with the issuance of additional Units if the Board of Directors so determines in its sole discretion. The Board of Directors shall have sole and complete discretion in determining the consideration for, and the terms and conditions of, any future issuance of Units. In connection with any such issuance, the officers of the Company shall do all such things as they determine are necessary or appropriate, including, but not limited to, the filing of any certificates or other documents with any federal, state or other governmental agency. The admission of any Person as a Member upon the issuance of additional Units pursuant to this Section 4.4(b) shall be effective only when (i) such Person executes and delivers to the Company an appropriate document in which (A) such Person agrees that his ownership of such Units shall be subject to, and that he shall comply with, all of the terms and conditions of this Agreement, and (B) such Person confirms that the representations and warranties contained in Section 14.2 are true and correct with respect to such Person as of the date upon which the issuance of the Units is effective and (ii) such document has been delivered to and approved by the Company.

(c) The Company may also issue any other type of security of the Company from time to time to the Members or other Persons on terms and conditions established by the Board of Directors in its sole discretion, which securities may include nonconvertible debt obligations of the Company, debt obligations of the Company convertible into Interests of any class or series, options, rights or warrants to purchase any such Interests or any combination of the foregoing.

SECTION 4.5 Transfer of Units.

(a) Except to the extent that the Members otherwise agree in writing to restrict the transferability of their Units, subject to the requirements of this Section 4.5, a Record Holder of Units may Transfer his Units, in whole or in part, to any Person (a “Transferee”) at any time by a duly executed instrument of transfer in form and substance satisfactory to the Company. The admission of any Transferee as a Member shall be effective only when (i) the Members approve the admission of the Transferee as a Member pursuant to Section 5.2(e), (ii) such Transferee executes and delivers to the Company an appropriate document in which (A) such Transferee agrees that his ownership of such Units shall be subject to, and that he shall comply with, all of the terms and conditions of this Agreement, and (B) such Transferee confirms that the representations and warranties contained in Section 14.2 are true and correct with respect to such Transferee as of the date upon which the Transfer of the Units is effective, and (iii) such document has been delivered to and approved by the Company.

(b) Notwithstanding the foregoing, no Record Holder of any Units shall Transfer or attempt to Transfer any Units held by him if such action would constitute a violation of any applicable registration or qualification requirements under the Securities Act or any state securities or blue sky laws. Before recognizing the Transfer and admitting the Transferee as a Member, the Board of Directors shall be entitled to require the transferor Member and/or the Transferee to deliver to the Company an opinion of counsel reasonably acceptable to the Company, or such other evidence as the Company shall reasonably require, to the effect that such proposed Transfer would not result in a violation of such requirements or laws.

SECTION 4.6 No Preemptive Rights. No Member shall have any preemptive, preferential or other similar right with respect to (i) the issuance or sale of Interests of any class or series or (ii) the issuance or sale of any other securities of the Company.

SECTION 4.7 Loans from Members. Loans by a Member to the Company shall not be considered Capital Contributions.

SECTION 4.8 Unit Register. The Company shall maintain at its principal office a register (the “Unit Register”) of all Units issued by the Company and their Transfer and exchange. The Unit Register shall set forth (i) the names and addresses of each Record Holder of any Units issued by the Company, and (ii) the number of Class A Units owned by each such Record Holder.

SECTION 4.9 Record Holders. Except as otherwise required by law, the Company shall be entitled to recognize the exclusive right of the Record Holder of Units to receive distributions in respect of such Units and to vote as the owner of such Units, and shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Company shall have notice thereof.

ARTICLE V

MANAGEMENT

OF THE COMPANY

SECTION 5.1 General.

(a) Except where any action or approval on the part of the Members is expressly required pursuant to this Agreement or under applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the board of directors consisting of the Persons designated as such by the Members of the Company (the “Board of Directors”) and (ii) all decisions regarding any matter set forth herein or otherwise relating to or arising out of the business of the Company shall be made by the Board of Directors.

(b) The Board of Directors shall have the authority to elect the officers of the Company. Subject to the direction of the Board of Directors, the officers of the Company shall have such authority and perform such duties as are provided in or pursuant to this Agreement or as may be adopted by a resolution of the Board of Directors.

(c) Except through their delegation of management power and authority to the Board of Directors in accordance herewith, the Members in their capacity as Members shall not have any right, power or authority to take part in the management, operation or control of the business and affairs of the Company. No Members or other Persons (other than the Managers or officers of the Company in their capacities as such) shall be agents of the Company or be authorized to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Except as expressly provided in Section 5.2 or elsewhere in this Agreement, or as otherwise required by applicable law, the vote, approval or consent of the Members shall not be required in order to authorize any actions by or on behalf of the Company.

SECTION 5.2 Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, the approval of the Members by the Required Vote of the Members shall be necessary in order to authorize any of the following actions by or on behalf of the Company:

(a) the merger or consolidation of the Company with or into any limited liability company (or, if permitted by law, any other Person) unless, in the case of a merger, (i) the

Company will be the sole surviving entity in the merger, (ii) the Certificate of Formation will not be amended by virtue of the merger, (iii) this Agreement will not be amended by virtue of the merger in any respect that would require approval by the Members holding not less than two-thirds ( 2/3) of the Class A Units, and (iv) the rights, powers, preferences, limitations and restrictions of the Registered Holders of Units will not be adversely affected by the merger;

(b) the sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture) of all, or substantially all, the property and assets of the Company;

(c) the adoption of any amendment to the Certificate of Formation;

(d) the dissolution, winding up or liquidation of the Company (except in accordance with the provisions of Article XII);

(e) the admission or removal of Members; or

(f) the material change of the Company’s principal business.

SECTION 5.3 Board of Directors. The Board of Directors shall initially consist of John Crisp, Charles Forbes, Janet Forbes, Travis Burris and William Sherrill.

(a) Qualifications. Each Manager shall be a natural person. A Manager need not be a resident of the State of Delaware or a Member.

(b) Number. The initial number of Managers shall be five (5). The number of Managers may be increased or decreased from time to time by the affirmative vote of a majority of the Managers, but no decrease shall have the effect of shortening the term of any incumbent Manager.

(c) Election; Term. At the first annual meeting of Members and at each annual meeting thereafter, the Managers shall be elected by vote of the Members. Each Manager so elected shall serve until the next succeeding annual meeting of Members and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation or removal.

(d) Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Managers though less than a quorum of the Board of Directors. A Manager elected to fill a vacancy shall be elected for a term expiring on the date of the next succeeding annual meeting of Members.

(e) Removal. A Manager may be removed at any time, with or without cause, by vote of two-thirds of the Class A Members. The Class A Members shall be entitled to vote on the removal of any Manager.

(f) Resignation. A Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Board of Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(g) Place of Meetings. Meetings of the Board of Directors shall be held at such places, either within or without the State of Delaware, as may be specified by the person calling the meeting. In the absence of specific designation, meetings of the Board of Directors shall be held at the principal office of the Company.

(h) Regular Meetings. The Board of Directors shall meet each year in connection with the annual meeting of the Members, at the place of such meeting, for the transaction of such business as may properly be brought before it. No notice of annual meetings need be given to the Managers. Regular meetings may also be held at such other times as shall be designated by the Board of Directors.

(i) Special Meetings. Special meetings of the Board of Directors shall be held at any time upon the call of the President or of the Secretary upon the written request of any Manager. Notice of any such special meeting shall be in writing and shall be given to each Manager at least two calendar days prior to the date of the meeting in the manner provided in Section 14.3.

(j) Attendance at and Notice of Meetings. Attendance at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

(k) Quorum of and Action by Board of Directors. A majority of the number of Managers fixed in the manner provided in this Agreement shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. The act of a majority of the Managers present at a meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors.

(l) Written Consent. Any action required or permitted to be taken at any regular or special meeting of the Board of Directors may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by that number of Managers required to approve such action.

(m) Telephonic Meetings. The Board of Directors may hold meetings by means of conference telephone or similar communications equipment by means of which all Managers participating in the meeting can hear each other.

(n) Compensation; Reimbursement of Expenses. The Managers shall be entitled to receive such compensation for their services as shall be fixed from time to time by the Board of Directors. In addition, Managers shall be entitled to prompt reimbursement of all reasonable out-of-pocket expenses incurred in the course of the performance of their duties.

(o) Committees of the Board of Directors. The Board of Directors may designate one or more committees, each of which shall be comprised of one or more Managers. Any such committee, to the extent provided in such resolution, shall have and may exercise any authority of the Board of Directors; provided, however, that no Committee shall have authority of the Board of Directors in reference to (i) amending this Agreement, (ii) filling any vacancies on the Board of Directors or (iii) authorizing the issuance of any Units by the Company. The Board of Directors shall have the power at any time to change the membership of, and to fill vacancies in, any such committee. A majority of the number of members of any such committee shall constitute a quorum for the transaction of business by such committee unless a greater number is required by a resolution adopted by the Board of Directors. The act of the majority of the members of a committee present at any meeting at which a quorum is present shall be the act of the committee, unless the act of a greater number is required by a resolution adopted by the Board of Directors.

(p) Minutes. All decisions and resolutions of the Board of Directors or any committee thereof shall be reported in the minutes of the meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board of Directors and of each committee thereof shall be kept at the principal office of the Company.

SECTION 5.4 Officers.

(a) Qualifications. Each officer of the Company shall be a natural person. An officer need not be a resident of the State of Delaware, a Member or a Manager.

(b) Authority. All officers of the Company shall have such powers and authority, subject to the direction and control of the Board of Directors, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Board of Directors. In addition, except as otherwise expressly provided herein, each officer shall have such powers and authority as would be incident to his or her office if he or she served as a comparable officer of a Delaware corporation.

(c) Designation and Election. The officers of the Company shall consist of a President and Chief Executive Officer, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. In addition, the Board of Directors shall have the authority to elect such other officers, including Vice Presidents and assistant officers, as it may from time to time determine. Any two or more offices may be held by the same person.

(d) Vacancies. Any vacancy occurring in an office may be filled by the Board of Directors.

(e) Removal. Any officer of the Company may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.

(f) President and Chief Executive Officer. The President shall be the Chief Executive Officer of the Company, and, under the direction and subject to the control of the Board of Directors, the President in general shall supervise and control all of the business and affairs of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President may execute and deliver certificates evidencing Units issued by the Company and any deeds, mortgages, bonds, contracts or other instruments that the Board of Directors has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer of the Company by the Board of Directors or this Agreement, or where the execution and delivery thereof shall be required by law to be executed and delivered by another person. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Board of Directors.

(g) Vice Presidents. Each Vice President elected by the Board of Directors, if there be any, shall report to the President. Each Vice President may perform the usual and customary duties that pertain to such office (but not any unusual or extraordinary duties conferred by the Board of Directors upon the President) and, under the direction and subject to the control of the Board of Directors and the President, such other duties as may be assigned to him or her from time to time by the Board of Directors or the President.

(h) Secretary. It shall be the duty of the Secretary to attend all meetings of the Members and the Board of Directors and to record correctly the proceedings of such meetings and record all votes in a minute book suitable for such purposes. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Directors. It shall also be the duty of the Secretary to attest with his or her signature all deeds, conveyances or other instruments requiring the seal of the Company. As authorized by the President, the Secretary shall have full power and authority on behalf of the Company to execute any consents of shareholders, partners or members and to attend, and to act and to vote in person or by proxy at, any meetings of the shareholders, partners or members of any corporation, partnership or limited liability company in which the Company may own stock or other equity securities, and at any such meetings, the Secretary shall possess and may exercise any and all the rights and powers incident to the ownership of such securities that, as the owner thereof the Company might have possessed and exercised if present. The Secretary shall keep in safe custody the seal of the Company. The Secretary shall also perform, under the direction and subject to the control of the President and the Board of Directors, such other duties as may be assigned to him or her from time to time.

(i) Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer. The Treasurer may endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and may deposit the same to the credit of the Company in such banks or depositories as the Board of Directors may designate from time to time, and the Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Company. The Treasurer may sign all receipts and vouchers for the payments made to the Company. The Treasurer shall render an account of his or her transactions to the Board of Directors or President as often as the Board of Directors or President shall require from time to time. The Treasurer shall enter regularly in the books to be kept by him or her for that purpose, a full and adequate account of all monies received and paid by him or her on account of the Company. The Treasurer shall also perform, under the direction and subject to the control of the Board of Directors and the President, such other duties as may be assigned to him or her from time to time.

(j) Delegation of Authority. In the case of any absence of any officer of the Company or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time the Board of Directors deems appropriate.

(k) Compensation; Reimbursement of Expenses. The salaries or other compensation of the officers of the Company shall be fixed from time to time by the Board of Directors. The officers of the Company shall be entitled to prompt reimbursement of all reasonable out-of-pocket expenses incurred in the course of the performance of their duties.

SECTION 5.5 Interested Transactions.

(a) No contract or transaction between the Company and one or more of its Managers or officers, or between the Company and any other limited liability company, corporation, partnership, association, or other organization in which one or more of its Managers or officers are managers, directors. or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the Manager or officer is present at or participates in the meeting of the Board of Directors or of a committee thereof which authorizes the contract or transaction, or solely because such Manager’s votes are counted for such purpose if:

(i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Managers, even though the disinterested Managers are less than a quorum;

(ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members; or

(iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the Members.

(b) Common or interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

SECTION 5.6 Reliance by Third Parties. Notwithstanding any other provision contained in this Agreement, no lender, purchaser or other Person shall be required to verify any representation by a Manager or officer of the Company as to the extent of the interest in the properties and assets of the Company that such Manager or officer is entitled to encumber, sell or otherwise use, and any such lender, purchaser or other Person shall be entitled to rely exclusively on the representations of such Manager or officer as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with such Manager or officer, without the joinder of any other Person, as if it were the sole party in interest therein, both legally and beneficially.

ARTICLE VI

DISTRIBUTIONS

SECTION 6.1 Distributions of Cash Flow.

(a) The Board of Directors may cause the Company to make distributions of Cash Flow to the Members at such times and in such amounts as the Board of Directors shall determine in its sole discretion, it being understood that the amount of such distributions need not be limited to the current or accumulated net income of the Company; provided, that, such distribution does not cause an event of default, or an event of default is not existing, under any of the Company’s then existing debt obligations. Notwithstanding the frequency or amounts of distributions, Cash Flow shall be distributed to the Members pro rata in accordance with their Membership Interests.

(b) With respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity (as defined below), the Company is specifically permitted to distribute an amount equal to the product of (i) the amount of aggregate net taxable income of the Company allocated to the holders of Units for such period (it being understood that for purposes of calculating such taxable income pursuant to this clause (a), any of the Company’s non-cash interest expense and amortization of original issue discount shall be excluded) and (ii) the Presumed Tax Rate (as defined below) for such period.

(c) With respect to any tax year or portion thereof that the Company does not qualify as a Flow Through Entity, the Company is specifically permitted to make the payment of dividends or other distributions to any direct or indirect parent company of the Company in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of the Company and its subsidiaries (including without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which the Company and/or its subsidiaries are members).

(d) “Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

(e) “Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax return prescribed for an individual residing in Texas (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a) of the Internal Revenue Code applies and taking into account any impact of Section 68(f) of the Internal Revenue Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

SECTION 6.2 Distributions Upon Liquidation of Company.

(a) Upon liquidation of the Company, the assets of the Company shall be distributed no later than the later of 90 days after the date of such liquidation or the end of the Company’s taxable year in which the liquidation occurs and shall be applied in the following order of priority:

(i) To the payment of debts and liabilities of the Company (including amounts owed to Members or former Members);

(ii) To set up any reserves which the Members deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business of the Company; and

(iii) To the Members in accordance with Section 6.1.

SECTION 6.3 In-Kind Distributions. If any assets of the Company are distributed to the Members in kind, the Members shall own and hold the same as tenants in common.

SECTION 6.4 Withholding. Each Member hereby authorizes and directs the Company to (i) withhold and pay over such taxes with respect to the Member as may be required by any state law, rule or regulation, and (ii) file such tax and information returns and make such tax payments in conjunction therewith as the Company determines to be necessary or appropriate with regard to all state and local tax matters affecting the Company. Each Member hereby agrees to provide to the Company such documentation and information and to execute and deliver to the Company such instruments as may be reasonably requested by the Company in order to prepare, execute and file such returns and make such payments.

SECTION 6.5 Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member to the extent that such distribution is not permitted under the terms of Section 18-607 of the Delaware Limited Liability Company Act. A Member who receives a distribution that is not permitted under the terms of Section 18-607 of the Delaware Limited Liability Company Act shall have no liability under the Delaware Limited Liability Company Act or this Agreement to return the distribution unless the Member knew that the distribution violated the terms of such article at the time the distribution was made.

SECTION 6.6 Pro Rata Among Members. All distributions by the Company to the Class A Members pursuant to this Article VI shall be divided among the Class A Members ratably in proportion to the number of Class A Units held by each of them.

ARTICLE VII

CAPITAL ACCOUNTS AND ALLOCATIONS

SECTION 7.1 Capital Account. The Company shall maintain on its books and records a separate capital account (“Capital Account”) for each Member. The balance of the Capital Account of each Member shall be computed as follows:

(a) The initial balance of the Capital Account of a Member shall give effect to the Capital Contribution made by such Member as of the date of adoption of this Agreement and as provided in the Agreement and Plan of Reorganization dated January     , 2008.

(b) The balance of the Capital Account of a Member shall thereafter be increased as follows:

(i) Such balance shall be increased by the amount of any Capital Contribution made by such Member. Such increase occurs at the time of the Capital Contribution.

(ii) Such balance shall be increased by the fair market value (as determined by the Members ) of any other asset (other than cash) and the taxable amount of any services contributed to the Company by such Member, reduced by the amount of any liabilities of such Member assumed by the Company or which are secured by such property. Such increase occurs at the time of the contribution.

(iii) Such balance shall be increased by the net income allocated to a Member (or items of income and gain comprising such net income). Such increase occurs at the end of the taxable year.

(c) The balance of the Capital Account of a Member shall be decreased as follows:

(i) Such balance shall be decreased by the amount of cash distributed to such Member by the Company. Such decrease occurs at the time of the distribution.

(ii) Such balance shall be decreased by the fair market value (as determined by the Board of Directors) of any property distributed to such Member by the Company, reduced by the amount of any liabilities of the Company that are assumed by such Member or secured by property of the Company distributed to such Member. Such decrease occurs at the time of the distribution.

(iii) Such balance shall be decreased by the net loss allocated to a Member pursuant to Sections 7.2 and 7.4 (or items of loss or deduction comprising such net loss). Such decrease occurs at the end of the taxable year.

SECTION 7.2 Determination of Net Income and Loss. Net income and loss for each fiscal year shall be determined for financial accounting purposes in accordance with the method of accounting used for federal income tax purposes and the books and records of the Company.

ARTICLE VIII

MEETINGS OF MEMBERS

SECTION 8.1 Place of Meetings. Meetings of Members for the election of Managers or for any other purpose shall be held at such places, either within or without the State of Delaware, as may be designated by the Board of Directors and stated in the notice of the meeting.

SECTION 8.2 Annual Meeting. Annual meetings of the Members shall be held on such date and at such time as shall be designated by the Board of Directors, at which meeting the Members shall elect the Managers and transact such other business as may be properly brought before the meeting.

SECTION 8.3 Special Meetings. Special meetings of the Members may be called by the Board of Directors or by the President or the Secretary or at the request of Members holding at least two-thirds of the Units entitled to vote at such meeting. Only business within the purpose or purposes described in the notice of meeting delivered to the Members in accordance with Section 8.4 may be conducted at a special meeting of Members.

SECTION 8.4 Notice of Meeting. Written or printed notice of all meetings of the Members stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting to each Member entitled to vote at such meeting.

SECTION 8.5 Record Dates. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board of Directors may fix in advance a record date, which date shall not be less than 10 nor more than 60 days prior to the date of the meeting. In addition, whenever action by Members is proposed to be taken by consent in writing without a meeting of Members, the Board of Directors may fix a record date for the purpose of determining Members entitled to consent to that action, which record date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors for the purpose of determining Members entitled to consent in writing to any action, the record date for determining Members entitled to consent to that action shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

SECTION 8.6 Quorum. The presence, in person or represented by proxy, of the Registered Holders of a majority of the Class A Units shall constitute a quorum for the purpose of considering such matter at a meeting of the Members. If a meeting of the Members cannot be organized because a quorum shall not be present or represented, the Class A Members entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time until a quorum shall be present or represented. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting at which a quorum shall be present or represented, the Members may transact any business which might have been transacted at the original meeting.

SECTION 8.7 Voting. Unless otherwise required by law or expressly provided to the contrary herein, any matter brought before a meeting of the Members (including, but not limited to, the election of Managers) shall be decided by the affirmative vote of the Members Holders holding not less than a majority of the Class A Units. Each Class A Member shall have one vote for each Class A Unit held by such Class A Member on each matter submitted to a vote of the Members.

SECTION 8.8 Conduct of Meetings of Members. At each meeting of the Members, the chairman of the board or, in his absence, a chairman chosen by a majority of the voting power of the Units entitled to vote thereat, present in person or represented by proxy, shall preside and act as chairman of the meeting. The Secretary or, in his absence, a person whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof. The Board of Directors may adopt such rules and regulations as it determines are reasonably necessary or appropriate in connection with the organization and conduct of any meeting of the Members.

SECTION 8.9 Proxies. Each Member entitled to vote at a meeting of the Members may authorize another person or persons to act for him by proxy with respect to any Units owned by such Member, but no such proxy shall be voted or acted upon after thirteen months from its date. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the Units to which it relates or an interest in the Company generally.

SECTION 8.10 Unanimous Written Consent. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members owning Units having not less than the minimum voting power that would be necessary to take such action at a meeting at which all Members were present and voted. Every written consent shall bear the date of signature of each Member that signs the consent. Delivery shall be by hand or certified or registered mail, return receipt requested, to the principal office of the Company and shall be addressed to the Secretary.

SECTION 8.11 Telephonic Meetings. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

ARTICLE IX

BOOKS, RECORDS AND INFORMATION;

FINANCIAL MATTERS

SECTION 9.1 Book and Records. At all times until the dissolution and termination of the Company, the Company shall maintain separate books of account which show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement. In addition, the Company shall keep and maintain in its principal office all the information required to be kept and maintained in accordance with Section 18-305 of the Delaware Limited Liability Company Act and shall make such information available to any Member requesting the same within five days after receipt of written request by the Company as provided in such article.

SECTION 9.2 Financial Statements. With respect to each fiscal year of the Company, the Company shall cause to be prepared and submitted to each Member at their request no later than 120 days after the end of such fiscal year, the following financial statements, which need not be audited by an independent accountant for the Company:

(a) a consolidated balance sheet of the Company as at the end of such fiscal year;

(b) consolidated statements of income, members’ equity and cash flows for such fiscal year; and

(c) a statement of the respective Capital Accounts of the Members and changes therein for such fiscal year.

SECTION 9.3 Other Information. The Company shall use its reasonable best efforts to cause to be delivered to any Member such other information as such Member may reasonably request for the purpose of enabling it to comply in a timely manner with any reporting or filing requirements imposed by any statute, rule, regulation or otherwise by any governmental agency or authority.

SECTION 9.4 Fiscal Year. The fiscal year of the Company shall be the calendar year.

ARTICLE X

TAX MATTERS

SECTION 10.1 S Corporation for Tax Purposes. The Members agree that it is their intention that the Company shall be treated as a Subchapter S corporation for purposes of United States federal, state and local income tax laws, and further agree not to take any position or make any election, in a tax return or otherwise, inconsistent herewith. In furtherance of the foregoing, the Company will file as a Subchapter S corporation for United States federal income tax purposes.

SECTION 10.2 Tax Returns. All matters relating to tax returns (including amended returns) filed by the Company, including tax audits and related matters and controversies, shall be determined and conducted by the Tax Matters Member after consultation with the Board of Directors. The Tax Matters Member shall prepare and file or cause to be prepared and filed all tax returns (including amended returns) filed by the Company. Copies of all federal income tax returns and all other material tax returns shall be provided to each of the Members at least 10 days prior to filing. As promptly as practicable, and in any event in sufficient time to permit timely preparation and filing by each Member of its respective state and Federal tax returns, the Company shall deliver to each Member a copy of each state and Federal tax return or tax report filed by the Company.

SECTION 10.3 Tax Elections. All elections for federal income tax purposes (and corresponding elections for state, local and foreign purposes) which are required or permitted to be made by the Company, and all material decisions with respect to the calculation of its income or loss for tax purposes, shall be made in such manner as the Tax Matters Member shall determine in his sole discretion after consultation with the Board of Directors.

ARTICLE XI

LIABILITY

AND INDEMNIFICATION

SECTION 11.1 No Liability for Company Debts; Limited Liability.

(a) The debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, liabilities and obligations of the Company, and no Member or Manager shall be liable for any such debts, liabilities or obligations.

(b) Except as otherwise expressly required by law, no Member, in its capacity as Member, shall have any liability to the Company, any other Member or the creditors of the Company in excess of the obligation of such Member to make the Capital Contributions in accordance with the provisions of this Agreement (to the extent that such Capital Contributions have not yet been made) and any other payments required to be made by such Members under the express provisions of this Agreement.

SECTION 11.2 Good Faith Actions; Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any Member (or Affiliate of a Member) as a result of or in connection with any actions or omissions with respect to the Company on the part of such Covered Person in his or its capacity as such based on any claim of breach of fiduciary duty to the extent that such Covered Person (i) conducted himself or itself in good faith and (ii) reasonably believed that his or its conduct was not adverse to the interests of the Company, regardless of the negligence or other result of such Covered Person. In addition, no Covered Person shall be liable to the Company or any Member (or Affiliate of a Member) for actions taken by such Covered Person in his or its capacity as such which would be consistent with the duty of loyalty and care applicable to a member of the board of directors of a Delaware corporation.

(b) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as he or it desires, including his or its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different or inconsistent standard imposed by this Agreement or other applicable law.

(c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Manager, officer or other Person as to matters the Covered Person reasonably believes are within the professional or expert competence of such Manager, officer or other Person and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Income, Net Loss or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

SECTION 11.3 Indemnifications.

(a) To the fullest extent permitted by law and subject to the express limitations set forth in Section 18-108 of the Delaware Limited Liability Company Act (and, to the extent applicable by virtue of the Section 18-108 of the Delaware Limited Liability Company Act, the applicable provisions of the Delaware General Corporation Law), the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, damages, liabilities, judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorney’s fees) actually incurred by such Covered Person in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such a claim, demand, action, suit or proceeding and any inquiry or investigation that could lead to such a claim, demand, action, suit or proceeding (any such claim, demand, action, suit, proceeding, appeal, inquiry or investigation being hereinafter referred to as a “Proceeding”), in which such Covered Person was, is or is threatened to be made a named defendant or respondent as a result of or based upon his or its status as a Covered Person or any action or omission taken by him or it in his or its capacity as such, regardless of whether any of said losses, claims, damages, liabilities, judgments, penalties, fines, settlements or expenses resulted from the negligence or other fault of such Covered Person. Notwithstanding the foregoing, to the extent required under Section 18-108 of the Delaware Limited Liability Company Act (and, to the extent applicable by virtue of the Section 18-108 of the Delaware Limited Liability Company Act, the applicable provisions of the Delaware General Corporation Law) no Covered Person shall be indemnified and held harmless unless a determination is made in accordance with paragraph (c) below that such Covered Person (i) conducted himself or itself in good faith, (ii) reasonably believed that his or its conduct was not adverse to the interests of the Company (in the case of conduct by a Covered Person in his or its official capacity) or at least not opposed to the best interests of the Company (in all other cases) and (iii) in the case of a criminal Proceeding, had no reasonable cause to believe that his or its conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or on a plea of nolo contendere or its equivalent shall not of itself be determinative that a Covered Person did not meet the requirements set forth in this paragraph (a).

(b) Notwithstanding the provisions of paragraph (a) above, in the case of a Proceeding in which a Covered Person is found liable on the basis that personal benefit was improperly received by the Covered Person, whether or not the benefit resulted from an action taken in his or its official capacity, or is found liable to the Company, the indemnification provided under such paragraph (i) shall be limited to reasonable expenses actually incurred by such Covered Person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which such Covered Person shall have been found liable for willful or intentional misconduct in the performance of his or its duty to the Company. A Covered Person shall be deemed to have been found liable in respect of any claim, issue or matter only after the Covered Person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

(c) A determination that the requirements for indemnification of a Covered Person pursuant to paragraph (a) above have been satisfied shall be made as follows:

(i) by a majority of a quorum of the Board of Directors consisting of Managers who at the time of the vote are not named defendants or respondents in the Proceeding;

(ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all Managers, consisting solely of two or more Managers who at the time of the vote are not named defendants or respondents in the Proceeding;

(iii) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in subparagraph (i) or (ii) above, or if such quorum cannot be obtained and such committee cannot be established, by a majority vote of all Managers; or

(iv) by the Members in a vote that excludes the Units held by Managers who are named defendants or respondents in the Proceeding.

(d) To the fullest extent permitted by law and without limiting any right granted to a Covered Person under this Section 11.3, the Company shall indemnify and hold harmless each Covered Person from and against any and all reasonable expenses (including court costs and attorney’s fees) incurred by such Covered Person in connection with a Proceeding in which the Covered Person was a named defendant or respondent because of his or its status as such, if such Covered Person has been wholly successful, on the merits or otherwise, in the defense of such Proceeding.

(e) To the fullest extent permitted by law, the Company shall pay or reimburse, in advance of the final disposition of a Proceeding and without the determination specified in paragraph (c) above, reasonable expenses (including court costs and attorney’s fees) incurred by a Covered Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding because of his or its status as a Covered Person, after the Company receives a written affirmation. by such Covered Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under the Delaware Limited Liability Company Act and a written undertaking by or on behalf of such Covered Person to repay the amount paid or reimbursed if it is ultimately determined that such Covered Person has not met such standard or if it is ultimately determined that indemnification of the Covered Person against expenses incurred in connection with the Proceeding is prohibited under paragraph (a) above. The written undertaking required by the preceding sentence must be an unlimited general obligation of the Covered Person but need not be secured. It may be accepted without reference to financial ability to make repayment.

(f) Notwithstanding any other provision contained in this Section 11.3, the Company may pay or reimburse expenses incurred by a Covered Person in connection with his or its appearance as a witness or other participation in a Proceeding at a time when he or it is not a named defendant or respondent in such Proceeding.

(g) The Company may indemnify and advance expenses to Person who is or was serving at the request of the Company as a Manager, officer, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company or corporation, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the same extent that it may indemnify and advance expenses to Covered Persons under this Section 12.3.

(h) Any indemnification or advancement of expenses under this Section 11.3 shall be satisfied solely out of the property and assets of the Company. In no event may a Covered Person subject any Member to personal liability by reason of this Section 11.3.

(i) The indemnification and advancement of expenses provided for in this Section 11.3 shall be in addition to any other rights to which a Covered Person may be entitled pursuant to any contract or agreement or any approval of the Board of Directors or Members or as a matter of law, whether with respect to an action of a Covered Person in his capacity as such or in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of a Covered Person.

(j) To the fullest extent permitted by law, a Covered Person shall not be denied indemnification or advancement of expenses under this Section 11.3 solely on the grounds that such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction is one otherwise permitted to be carried out by the terms of this Agreement.

(k) Any indemnification of or advancement of expenses to a Covered Person in accordance with this Section 11.3 shall be reported in writing to the Members with or before the notice or waiver of notice of the next meeting of the Members or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advancement.

(l) The Company may, but shall not be obligated to, purchase and maintain insurance or another arrangement on behalf of any Covered Person or any Person who is or was serving at the request of the Company as a Manager, officer, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company or corporation, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him or it and incurred by him or it in such a capacity or arising out of his or its status as such, whether or not the Company would have the power to indemnify him or it against that liability under this Section 11.3. If the insurance or other arrangement is with a Person that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the Person only if including coverage for the additional liability has been approved by the Members. Without limiting the power of the Company to procure or maintain any kind of insurance or other arrangement, the Company may, for the benefit of Persons indemnified by the Company, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company or (iv) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Company or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Company. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other Person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the Managers approving the insurance or arrangement to liability, on any ground, regardless of whether the Managers participating in the approval are beneficiaries of the insurance or arrangement.

(m) The agreements contained in this Section 11.3 shall survive any dissolution or termination of the Company.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 12.1 Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up upon the occurrence of one or more of the following events:

(i) the adoption by the Board of Directors and approval by the Required Vote of the Members of a resolution providing that the Company shall be dissolved as of the date specified therein;

(ii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Limited Liability Company Act; or

(iii) an event which by law requires the dissolution of the Company.

(b) Upon the dissolution of the Company, the Board of Directors shall promptly notify the Members of such dissolution.

SECTION 12.2 Liquidation. Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Board of Directors shall designate one or more Managers or other Persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Delaware Limited Liability Company Act. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

SECTION 12.3 Application of Company Assets. In winding up the business and affairs of the Company, the assets of the Company shall be paid and distributed in the following manner and priority:

(i) First, to the extent otherwise permitted by law, to creditors, including Members who are creditors in satisfaction of liabilities (other than for distributions) of the Company, whether by payment or by establishment of reserves;

(ii) Second, to Members and former Members in satisfaction of the Company’s liability for distributions; and

(iii) Third, to Members in proportion of their respective Members Interests.

SECTION 12.4 Articles of Dissolution; Termination. Upon the completion of the winding up of the business and affairs of the Company, when all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor (or, in case the property and assets of the Company are not sufficient to satisfy and discharge all of its liabilities and obligations, then when all the property and assets have been applied so far as they will go to the just and equitable payment of its liabilities and obligations) and all the remaining property and assets of the Company have been distributed to the Members in accordance with their respective rights and interests set forth in Section 12.3, articles of dissolution shall be executed on behalf of the Company by a Manager or Member designated by the Liquidating Trustees, which articles of dissolution shall comply with the requirements of Section 18-1801 of the Delaware Limited Liability Company Act, and the Liquidating Trustees shall cause such articles of dissolution to be filed in the office of the Secretary of State of the State of Delaware and shall take such other actions as they may determine are necessary or appropriate to terminate the Company. The existence of the Company shall terminate (except to the extent expressly provided in Section 18-801 of the Delaware Limited Liability Company Act) when a certificate of dissolution with respect to the Company has been issued by the Secretary of State of the State of Delaware.

SECTION 12.5 Claims of the Members. The Members and former Members shall look solely to the property and assets of the Company for the return of their Capital Contributions, and if the property and assets of the Company remaining after payment of or due provision for all liabilities to creditors are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any Member.

SECTION 12.6 Waiver of Partition. Each Member hereby waives until termination of the Company any and all rights that it may have to maintain an action for partition of the property and assets of the Company.

ARTICLE XIII

DEFINITIONS

AND INTERPRETATIONS

SECTION 13.1 Definitions.

(a) As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Additional Capital Contribution” means any Capital Contribution made by or credited to a Member subsequent to such Member’s admission to the Company as a Member.

“Additional Member” means any Member designated as such on Exhibit A, being any Member (including Transferee Members) admitted as a member of the Company at any time after the date hereof.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlling” and “controlled” have correlative meanings).

“Capital Contribution” means the cash, property, services rendered, promissory note or other obligation to contribute cash or property or to perform services, which a Member has contributed or is deemed to have contributed to the Company in accordance herewith in his capacity as a Member.

“Cash Flow” shall mean, for the period in question, the amount by which the aggregate cash receipts of the Company from any source (including loans and Capital Contributions) exceed the sum of the cash expenditures of the Company plus a cash reserve in the amount as determined by the Members to be sufficient to meet the working capital requirements of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company as in effect on the date hereof and any and all amendments thereto and restatements thereof filed from time to time hereafter on behalf of the Company in the office of the Secretary of State of the State of Delaware.

“Class A Member” means a Member who is the Registered Holder of one or more Class A Units.

“Class A Units” means the class of Units designated as such which are authorized and issued from time to time by the Company pursuant to Article IV.

“Confidential Information” means any proprietary or confidential information of or relating to the Company, including, but not limited to, any business information, intellectual property, trade secrets or other information relating to the businesses, products, services, customers, assets or liabilities of the Company, except for any information that is generally available to the public (otherwise than through a breach by the party disclosing the same of its obligations under this Agreement).

“Covered Person” means (i) any Member, Manager or officer of the Company and (ii) to the extent provided by resolution of the Board of Directors, any other employee or agent of the Company or any of its Affiliates.

“Delaware General Corporation Law” means the Delaware General Corporation Law, as the same may be amended from time to time (and any successor statute).

“Delaware Limited Liability Company Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time (and any successor statute).

“Interest” means a membership interest in the Company, including, but not limited to, (i) the right to allocations of net income and net loss of the Company, (ii) the right to receive distributions from the Company and (iii) the right, if any, to vote on matters submitted to a vote of the Members.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time (and any successor statute).

“ Manager” means a Person elected to serve as a Manager at any time after the date hereof in accordance with the provisions of this Agreement (but not any Person who has ceased to be a Manager).

“Member” means any Person admitted as a member of the Company as of the date hereof or at any time hereafter in accordance with this Agreement (but not any Person who has ceased to be a member of the Company).

“Original Capital Contribution” means the Capital Contribution made by or credited to a Member concurrently with such Member’s admission to the Company as a Member.

“Original Member” means any Member designated as such on Exhibit A, being any Member admitted as a member of the Company as of the date hereof.

“Person” means an individual, or a corporation, limited liability company, partnership (whether general or limited), joint venture, trust, unincorporated organization, joint stock company, association, or other entity, or any government, or any agency or subdivision thereof.

“Record Holder” means the Person in whose name a Unit is registered in the Unit Register as of the close of business on a particular day.

“Required Vote of the Members” means, except as required by applicable law with respect to any matter, the vote of the Members holding not less than two-thirds ( 2/3) of the issued and outstanding Class A Units entitled to vote with respect to such matter.

“Securities Act” means the Securities Act of 1933, as the same may be amended from time to time (and any successor statute).

“Transfer” means, with respect to a Unit, a sale, assignment, transfer or exchange of, the grant of a mortgage, pledge, security interest or other encumbrance on or with respect to, or any other disposition of such Unit (including, without limitation, by operation of law), and the term “Transferred” shall have a correlative meaning.

“Transferee” has the meaning ascribed thereto in Section 4.5(a).

“Transferee Member” means a Transferee who is admitted to the Company as a Member in accordance with Section 4.5.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unit” means an undivided portion of any Interests issued by the Company pursuant to this Agreement.

(b) Each of the terms identified below has the meaning specified in the provision set forth opposite such term in the following table:

Term	Provision
Board of Directors	Section 5.1(a)
Capital Account	Section 7.1
Company	Introductory paragraph
Liquidating Trustees	Section 12.2

Net Income	Section 7.2
Net Loss	Section 7.2
Proceeding	Section 11.3(a)
Unit Register	Section 4.9

SECTION 13.2 Interpretation.

(a) The headings and subheadings in this Agreement are included for convenience of reference only and are in no way intended to describe, interpret, define, extend or limit the scope or meaning of this Agreement or any provision hereof.

(b) Nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular or plural, as the context requires.

(c) Unless the context otherwise requires, all references herein to “Articles,” “Sections,” “paragraphs” and “subparagraphs” shall refer to provisions of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1 Confidentiality.

(a) Each Member agrees that he or it shall not use, publish, disseminate, distribute or otherwise disclose all or any portion of the Confidential Information without the prior written approval of the Company.

(b) In the event that a Member receives either a request to disclose any Confidential Information under the terms of a subpoena or order issued by a court or other governmental authority or advice of legal counsel that disclosure is required under applicable law, such Member agrees that, prior to disclosing any Confidential Information, it shall (i) immediately notify the Company of the existence and terms of, and the circumstances attendant to, such request or advice, (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure and (iii) if disclosure is required, cooperate with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed.

SECTION 14.2 Representations and Warranties of the Members. Each Member hereby represents and warrants as follows:

(a) Such Member has full power and authority to execute and deliver this Agreement and to carry out his or its obligations hereunder in accordance with the terms hereof, without the consent, concurrence or joinder or any other Person. This Agreement constitutes a legal, valid and binding obligation of such Member, enforceable against him or it in accordance with the terms hereof.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under, (i) any outstanding indenture, mortgage, loan agreement or other contract or agreement to which such Member is a party or by which his or its properties are bound or (ii) any statute, law, rule or regulation, order, writ, judgment or decree applicable to such Member or his or its properties.

(c) No consent, license, approval or authorization of any governmental body, authority, bureau or agency is required on the part of such Member in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 14.3 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission (i) in the case of notices or other communications to the Company, its principal office and (ii) in the case of notices or other communications to a Member, its address set forth in the Unit Register. All notices and other communications that are addressed as provided in or pursuant to this Section 14.3 shall be deemed duly and validly given (i) if delivered in person or by overnight courier, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails, and (iii) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back.

SECTION 14.4 Amendment.

(a) The Board of Directors may, without the approval of the Members or any other Person, modify or amend this Agreement to reflect (i) a change in the name of the Company, (ii) a change in the name of the registered agent or the location of the registered office of the Company in the State of Delaware, (iii) a change in the location of the principal office of the Company, (iv) the making of any Capital Contribution to the Company, (v) the admission to or withdrawal from the Company of any Members in accordance with the provisions hereof, (vi) a change of an inconsequential nature that does not adversely affect any of the Members, (vii) a change necessary or desirable in order to eliminate any ambiguity or correct or supplement any provision in this Agreement in a manner not inconsistent with the law or with other provisions of this Agreement and (viii) a change required or contemplated by this Agreement.

(b) Except as provided in paragraph (a) above, any provision of this Agreement may be modified or amended only if such modification or amendment is adopted by the Board of Directors and approved by the Required Vote of the Members.

SECTION 14.5 Waiver. Compliance with any provision of this Agreement may be waived only if such waiver is approved in writing by (i) the Board of Directors and (ii) each Member entitled to the benefits thereof. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION 14.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Exhibits hereto are expressly made a part of this Agreement.

SECTION 14.7 Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement).

SECTION 14.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

SECTION 14.9 Severability. In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby.

SECTION 14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in order to evidence the adoption hereof as of the date first above written.

Charles C. Forbes, Jr., Member

Janet Forbes, Member

John E. Crisp, Member

Robert E. Jenkins, Jr., Member

James Clinton Carpenter, Member

Armando Flores, Member

Steve Macik, Member

EXHIBIT A

MEMBERS

	Class A Units
	Units	Capital Contribution
Original Members

Charles C. Forbes, Jr.	30	$300.00
John E. Crisp	30	$300.00
Janet Forbes	30	$300.00
Robert E. Jenkins, Jr.	3	$30.00
James Clinton Carpenter	3	$30.00
Armando Flores	3	$30.00
Steve Macik	1	$10.00

Additional Members